UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 21, 2008

READING INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

1-8625	95-3885184
(Commission File Number)	(I.R.S. Employer Identification No.)

500 Citadel Drive Suite 300 Commerce, California	90040
(Address of Principal Executive Offices)	(Zip Code)

(213) 235-2240
(Registrant’s Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01                      Entry Into a Material Definitive Agreement

The information in Item 2.01, below, of this report is incorporated herein by reference.

Item 2.01                      Completion of Acquisition or Disposition of Assets

Completion of Acquisition of Theater Assets

On February 22, 2008, Reading International, Inc. (“we,” “us,” “our” or “Reading”) completed the previously announced acquisition of fifteen motion picture exhibition theaters and theater-related assets from Pacific Theatres Exhibition Corp. and its affiliates, Consolidated Amusement Theatres, Inc. and Kenmore Rohnert, LLC (collectively, the “Sellers”).  The theaters and assets are located in California and Hawaii.  We acquired the theaters and other assets through Consolidated Amusement Theatres, Inc. and its direct parent corporation, Consolidated Amusements Holdings, which are indirect wholly, owned subsidiaries formed by us for this purpose.

The acquired assets consist primarily of leasehold interests in the fourteen of the theaters, a management agreement with the Sellers under which we will manage one other theater, and furniture, fixtures, equipment and miscellaneous inventory at the theaters.  The theaters contain a total of 181 screens, which compares to 286 total screens owned or operated by us immediately prior to the acquisition. The leasehold interests have current terms ranging from approximately 2 to 12 years, subject in some cases to renewal options in our favor.  The management agreement relating to the managed theater is for a term of approximately 4 years and entitles us to a management fee equal to the cash flow of the theater.  These cinemas produced approximately $80.0 million of gross revenues for the year ended December 31, 2007.

The aggregate purchase price of the acquired assets was approximately $69.3 million, which is subject to certain closing adjustments.  The purchase price also is subject to reduction based upon post-closing matters relating to the possible opening of competing theater projects in the vicinity of certain acquired theaters, possible capital improvements by us to the acquired theaters, and a final determination of theater-level cash flows of the acquired theaters for the twelve months ended December 27, 2007.

The purchase price of the acquired assets was completely financed by a combination of financing arranged by General Electric Capital Corporation and $21.0 million of financing provided by the Sellers described below in this report.  The current effective weighted interest rate of this financing is approximately 7.0%.   In connection with the completion of the acquisition, the Sellers returned to us our $2.0 million deposit, plus interest, as called for in the asset purchase agreements relating to the acquisition.

The foregoing is a summary only of the terms and provisions of the acquisition.  Copies of the material agreements relating to the acquisition will be filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007.

GE Credit Agreement

In connection with the acquisition described above, on February 21, 2008, Consolidated Amusement Theatres, Inc., as borrower (“Borrower”), and Consolidated Amusement Holdings (“Holdings”) entered into a Credit Agreement with General Electric Capital Corporation (“GE”) as lender and administrative agent, and GE Capital Markets, Inc. as lead arranger, which provides Borrower with a senior secured credit facility of up to $55.0 million in the aggregate, including a revolving credit facility of up to $5.0 million and a $1.0 million sub-limit for letters of credit  (the “Credit Facility”).  The initial borrowings under the Credit Facility were used to finance, in part, our acquisition of the theaters and other assets described above.  We may borrow additional amounts under the Credit Facility for other acquisitions as permitted under the Credit Facility (and to pay any related transaction expenses), and for ordinary working capital and general corporate needs of Borrower, subject to the terms of the Credit Facility.  The Credit Facility expires on February 21, 2013 and is secured by substantially all the assets of Borrower and Holdings.

Borrowings under the Credit Facility bear interest at a rate equal to either (i) the Index Rate (defined as the higher of the Wall Street Journal prime rate and the federal funds rate plus 50 basis points), or (ii) LIBOR (as defined in the Credit Facility), at the election of Borrower, plus, in each case, a margin determined by reference to Borrower's Leverage Ratio (as defined in the Credit Facility) that ranges between prime rate plus 2.00% and prime rate plus 2.75%, and between LIBOR plus 3.25% and LIBOR plus 4.00%, respectively.

Borrowings under the Credit Facility may be prepaid at any time without penalty, subject to certain minimums and payment of any LIBOR funding breakage costs. Borrower will be required to pay an unused commitment fee equal to 0.50% per annum on the actual daily unused portion of the revolving loan facility, payable quarterly in arrears. Outstanding letters of credit under the Credit Facility are subject to a fee of the applicable LIBOR rate in effect per annum on the face amount of such letters of credit, payable quarterly in arrears. Borrower will be required to pay standard fees with respect to the issuance, negotiation and amendment of letters of credit issued under the letter of credit facility.

The Credit Facility contains other customary terms and conditions, including representations and warranties, affirmative and negative covenants, events of default and indemnity provisions.  Such covenants, among other things, limit Borrower's ability to incur indebtedness, incur liens or other encumbrances, make capital expenditures, enter into mergers, consolidations and asset sales, engage in transactions with affiliates, pay dividends or other distributions and change the nature of the business conducted by Borrower.

The Credit Agreement contains financial covenants requiring Borrower to maintain minimum fixed charge and interest coverage ratios and not to exceed specified maximum leverage ratios.  The compliance levels for the maximum leverage and minimum interest coverage covenants become stricter over the term of the Credit Facility.

The Credit Facility provides for customary events of default, including payment defaults, covenant defaults, cross-defaults to certain other indebtedness, certain bankruptcy events, judgment defaults, invalidity of any loan documents or liens created under the Credit Agreement, change of control of Borrower, termination of certain theater leases and material inaccuracies in representations and warranties.

Reading Guaranty

Reading has entered into a guaranty of Borrower's obligations under the Credit Facility, dated February 21, 2008 (the "Guaranty").  The Guaranty will, subject to certain exceptions, terminate automatically when Borrower and its subsidiaries on a consolidated basis achieve a leverage ratio on the last day of any fiscal quarter and for the 12-month period then ended of less than or equal to 2.75:1.00.

The foregoing is a summary only of the Credit Agreement and the Guaranty, copies of which will be filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2007.

Seller Financing

The $21.0 million of acquisition financing provided by the Sellers is evidenced by a five-year promissory note of Reading Consolidated Holdings, Inc., our wholly owned subsidiary (“RCHI”), maturing on February 21, 2013. The promissory note bears interest (i) as to $8.0 million of principal at the annual rates of 7.5% for the first three years of the term of the note and 8.50% thereafter and (ii) as to $13.0 million of principal at the annual rates of 6.50% through July 31, 2009 and 8.50% thereafter.  Accrued interest on the promissory note will be due and payable on February 21, 2011 and thereafter on the last day of each calendar quarter, commencing on June 30, 2011.  The entire principal amount of the promissory note will be due and payable upon maturity, subject to our right to prepay the promissory note at any time without penalty and to the requirement that we make mandatory prepayments equal to a portion of free cash flow generated by the acquired theaters.  The outstanding balance of the promissory note will be subject to reduction, retroactive to the closing date of acquisition, as the means of effecting any reduction in the purchase price of the acquired assets as referred to above.

The $21.0 million loan under the RCHI promissory note is recourse only to RCHI and its assets, which include the acquired assets and our Manville Theater, Dallas Angelika Theater and related assets that we contributed to RCHI in connection with the acquisition and financing.

In connection with the completion of the acquisition, the Sellers also agreed to provide us, at our request, up to two additional loans of $1.5 million each on or before July 31, 2008 and July 31, 2009, respectively.  If extended, such loans will bear interest at the annual rate of 8.50%, compounded annually, and will be due and payable, in full, on February 21, 2011, subject to our right to prepay the loans without premium or penalty.  The $3.0 million of additional loans, if extended by the Sellers at our request, will be general obligations of Reading.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 2.01, above, regarding the financing incurred by us in connection with the completion of the reported acquisition is incorporated herein by reference.

Item 7.01                      Regulation FD Disclosure

A copy of our press release issued on February 22, 2008 regarding the completion of the acquisition and related transactions is attached hereto as Exhibit 99.1.  The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits

(a)           Financial Statements of Business Acquired.

The financial statements of the business we acquired as described in Item 2.01, above, will be filed for the periods specified in Rule 3-05(b) of Regulation S-X within 71 days after the filing of this report.

(b)           Pro Forma Financial Information.

We also will furnish within 71 days after the filing of this report the pro forma financial information required under Article 11 of Regulation S-X in connection with the business acquired by us.

(d)           Exhibits.

There is filed as part of this report the exhibit listed on the accompanying Index to Exhibits, which information is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

READING INTERNATIONAL, INC. By: /s/ Andrzej Matyczynski Andrzej Matyczynski Chief Financial Officer
Dated: February 27, 2008
EXHIBIT INDEX

Exhibit No.	Description
99.1	Reading International, Inc. Press Release dated February 22, 2008.